UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     September 15, 2014

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51712	71-0971567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Ross Ave., Suite 4500E, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 214-220-4340

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On September 15, 2014, the Board of Directors of Park Place Energy Corp. (the “Company” or “Park Place”) appointed Charles “Chas” Michel as Chief Financial Officer, Francis M. Munchinski as Treasurer and Corporate Secretary, and Taisiia Popova as Assistant Treasurer.

     Charles “Chas” Michel, 61, is a partner with SeatonHill Partners LLC (“SeatonHill). He is a seasoned financial executive with over 30 years of experience and has served as a full-time CFO in the restaurant sector and as a Chief Accounting Officer and Controller in the manufacturing sector. Prior to SeatonHill, Mr. Michel was the Chief Accounting Officer and Controller for Trinity Industries, Inc., a multi-industry company that owns variety of market-leading businesses providing products and services to industrial, energy, transportation, and construction sectors. Before joining Trinity Industries, he served as CFO for two restaurant companies ranging in size from $10 million to $350 million in revenue. He has been responsible for all aspects of finance, accounting and administration in these companies. He began his career at KPMG Peat Marwick in Dallas where he was an audit partner working in various industries including financial institutions, manufacturing, retail, and hospitality.

     The Company has entered into a services agreement (the “Services Agreement”) with SeatonHill effective as of February 1, 2014 under which Mr. Michel provides financial consulting services to the Company.

Item 9.01 - Financial Statements and Exhibits

(d)    Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description
10.1*	Services Agreement with SeatonHill Partners LLC dated as of February 1, 2014.

*      Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY CORP.

/s/ Francis M Munchinski
Francis M. Munchinski
Corporate Secretary and Treasurer
Date: September 15, 2014

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Services Agreement with Seaton Hill Partners LLC dated as of February 1, 2014.